EXHIBIT 99.1

                                                 CAI WIRELESS SYSTEMS, INC.
FOR IMMEDIATE RELEASE
Investor Relations Contact:                       Company Contact:
Jason Thompson                                    Jared Abbruzzese, CEO
Lippert/Heilshorn & Associates                    518/462-2632
212/838-3777



                  CAI WIRELESS SYSTEMS, INC. ANNOUNCES
                1995 FOURTH QUARTER AND YEAR-END RESULTS


      Albany, NY, May 29, 1996 - CAI Wireless Systems, Inc. ("CAI") (NASDAQ NM:
CAWS) today announced results for fourth quarter and year-ended March 31, 1996.

      For the fourth quarter ended March 31, 1996, sales increased 184% to $10,344,000, versus $3,637,000 for the comparable year-ago quarter, primarily due to system acquisitions and subscriber additions. Operating loss before depreciation and amortization for the most recent quarter decreased to $(2,003,000), versus $(3,433,000) for comparable year-ago quarter. Net loss for the most recent quarter was $(11,186,000) or $(0.37) per common share, versus $(7,011,000), or $(0.47) per common share, for the comparable year-ago quarter.

      For the year ended March 31, 1996, sales increased 497% to $30,682,000 versus $5,141,000 for the year ended March 31, 1995, primarily due to system acquisitions and subscriber additions. Operating loss before depreciation and amortization decreased 4% to $(10,115,000) versus $(10,553,000) for the comparable year-ago period. Net loss for the most recent year was $(40,985,000), or $(1.73) per common share, versus $(14,107,000) or $(0.93) per common share, for the year ended March 31, 1995.

      Jared Abbruzzese, Chairman and Chief Executive Officer of CAI, said, "Through an unprecedented series of mergers and acquisitions in the wireless cable industry, CAI's sales have increased nearly five-fold in the past year. We added 52,200 subscribers, expanding our subscriber base by 159% last year and are beginning to see improved operating results in the most current quarter."

      CAI currently operates six wireless cable systems in New York City, Rochester and Albany, NY, Philadelphia, PA, Washington, DC, and Norfolk/Virginia Beach, VA and has a portfolio of wireless cable channel rights in eight additional markets, including Long Island, Buffalo and Syracuse, NY, Boston, MA, Providence, RI, Hartford, CT, Baltimore, MD, and Pittsburgh, PA. In addition, CAI owns approximately 54% of CS Wireless Systems, Inc., ("CS Wireless") which is jointly owned by Heartland Wireless Communications, Inc. CS Wireless has approximately 5.7 million line-of-sight ("LOS") households and 55,800 subscribers in 12 markets located primarily in the Midwest and Southwest regions of the United States.


                               - tables follow -

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                         Three Months Ended,

                                                             March 31,                      March 31,
                                                               1996                           1995
REVENUES                                           $ 10,344,000                    $ 3,637,000
EXPENSES:
  Programming and license fees                        4,158,000                      1,417,000
  Marketing                                             935,000                      1,302,000
  General and administrative                          7,254,000                      4,351,000
                                                     12,347,000                      7,070,000
   OPERATING LOSS BEFORE DEPRECIATION
      AND AMORTIZATION                               (2,003,000)                    (3,433,000)
Depreciation and amortization                         7,050,000                      2,427,000
   OPERATING LOSS                                    (9,053,000)                    (5,860,000)
OTHER INCOME (EXPENSE):
  Other income                                        2,662,000                         55,000
  Interest expense                                  (10,795,000)                    (1,517,000)
                                                     (8,133,000)                    (1,462,000)
   LOSS BEFORE PROVISION FOR
      INCOME TAXES                                  (17,186,000)                    (7,322,000)
Provision for income tax benefits                     6,000,000                             --
   LOSS BEFORE MINORITY INTEREST                    (11,186,000)                    (7,322,000)
Minority interest                                            --                        311,000
NET LOSS                                           $(11,186,000)                   $(7,011,000)
   LOSS PER COMMON SHARE                               $(0.37)                        $(0.47)
Weighted average common shares
outstanding                                          37,829,482                     15,551,723

                                   - more -

                  CAI WIRELESS SYSTEMS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)


                                                                               Year Ended


                                                              March 31,                   March 31,
                                                                1996                        1995
REVENUES                                             $ 30,682,000                  $5,141,000
EXPENSES:
  Programming and license fees                         12,583,000                   2,021,000
  Marketing                                             3,525,000                   2,434,000
  General and administrative                           24,689,000                  11,239,000
                                                       40,797,000                  15,694,000
   OPERATING LOSS BEFORE DEPRECIATION
      AND AMORTIZATION                                (10,115,000)                (10,553,000)
Depreciation and amortization                          24,718,000                   3,640,000
   OPERATING LOSS                                     (34,833,000)                (14,193,000)
OTHER INCOME (EXPENSE):
  Other income                                          6,118,000                     937,000
  Interest expense                                    (24,592,000)                  1,748,000)
                                                      (18,474,000)                   (811,000)
   LOSS BEFORE PROVISION FOR
       INCOME TAXES                                   (53,307,000)                (15,004,000)
Provision for income tax benefits                      12,000,000                        --
   LOSS BEFORE MINORITY INTEREST                      (41,307,000)                (15,004,000)
Minority interest                                         322,000                     897,000
   NET LOSS                                          $(40,985,000)               $(14,107,000)
   LOSS PER COMMON SHARE                                $ (1.73)                   $ (0.93)
Weighted average common shares
      outstanding                                      27,075,578                  15,456,540









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